EXHIBIT 12

EXECUTION COPY

This addendum to the share repurchase agreement (this Addendum) is dated 24 August 2026 and made by and between:

(1)	Aegon Ltd., an exempted company with liability limited by shares organized under the laws of Bermuda, with registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda and with principle place of business at Schiphol Boulevard 223, 1118BH Schiphol, the Netherlands and registered in the Bermuda Registrar of Companies under number 202302830 (Aegon); and
(2)	Vereniging Aegon, an association incorporated by notarial deed under Dutch law (vereniging), having its statutory seat (statutaire zetel) in The Hague, the Netherlands, and its office address at Schiphol Boulevard 223, 1118BH Schiphol, the Netherlands and registered in the Dutch trade register under number 40531114 (VA).

Parties (1) and (2) hereinafter jointly referred to as the Parties and individually as a Party.

recitals:

(A)	on 1 July 2026 VA and Aegon entered into a share repurchase agreement which is listed as Annex I hereto (the SRA) pursuant to which VA participates pro rata for an amount of EUR 37 million in the EUR 200 million share buyback program of Aegon that commenced on 1 July 2026 and is expected to be completed by 23 December 2026, barring unforeseen circumstances (the Current SBB Program);
(B)	capitalized terms used in this Addendum shall have the meaning as attributed to it in the SRA, unless otherwise defined herein;
(C)	as of the date of this Addendum and pursuant to the terms of the SRA, Aegon repurchased Common Shares from VA for an aggregate amount of EUR 11,158,750 (the Repurchased Notional);
(D)	on or about the date hereof Aegon announced to increase to the Current SBB Program with an additional amount of EUR 150 million (the Increased Buyback) increasing the aggregate amount for which shares are repurchased under the Current SBB Program to EUR 350 million;
(E)	va has indicated it wishes to participate in the Increased Buyback to mitigate the anti-dilutional effect it would have if it would not participate in the increase of the program and wishes to maintain the percentage of its shareholding as much as possible and Aegon indicated that it envisages to facilitate VA’s participation in the Increased Buyback for an amount of EUR 26 million (the Increased Notional);
(F)	pursuant to clause 6.3 of the SRA any amendment to the SRA shall only have force or effect until it is in writing and signed by the Parties; and
(G)	by means of this Addendum the Parties wish to amend the SRA to facility the participation of VA in the Increased Buyback.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	amendments to the SRA
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1.1	The defined term Notional shall be amended to cater for the Increased Notional corrected by the Repurchased Notional with effect as of the date of this Addendum and shall read as follows:

Notional means an amount of EUR 51,841,250[1], which Notional will be equally distributed over the total number of Trading Days during the period running from the date of this Addendum until the End Date (inclusive).

2.	miscellaneous
2.1	The provisions of clauses 6 (General Provisions) and 7 (Governing Law and Dispute Settlement) of the SRA shall be incorporated by reference into this Addendum as if set out in full in this Addendum and as if references in those clauses to “this Agreement” are references to this Addendum.
2.2	After the date of this Addendum any reference to “this Agreement” in the SRA shall mean the SRA including this Addendum.

[SIGNATURE PAGES TO FOLLOW]

[1]	The new amount included as definition of Notional is equal to (the Original Notional (EUR 37,000,000) + the Increased Notional (EUR 26,000,000)) – the Repurchased Notional (EUR 11,158,750)

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THIS ADDENDUM HAS BEEN SIGNED ON THE DATE FIRST WRITTEN ABOVE

Aegon Ltd.

/s/ M. Brizee
By: M. Brizee
Title: Head of Group Treasury

Vereniging Aegon

/s/ L.J. Hijmans van den Bergh	/s/ M.J. Tijssen
By: L.J. Hijmans van den Bergh	By: M.J. Tijssen
Title: Chairperson	Title: Vice-chairperson

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ANNEX I

SRA

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